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                                                                     EXHIBIT 5.1



                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                              Boston, MA 02109-2881





                                  July 11, 1997



Burnham Pacific Properties, Inc.
610 West Ash Street
San Diego, CA  92101

Ladies and Gentlemen:

         Re:      Legality of Securities to be Registered under
                  Registration Statement on Form S-3
                  ---------------------------------------------


     This opinion letter is delivered in our capacity as counsel to Burnham Pacific Properties, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an indeterminate amount of Debt Securities, Common Stock, Preferred Stock, Depositary Shares representing Preferred Stock, Warrants or Rights and Units consisting of two or more of the foregoing securities, with an aggregate public offering price of up to $200,000,000 (such securities hereinafter collectively the "Securities"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements (each a "Prospectus Supplement") to the Prospectus contained in the Registration Statement.

     We have examined the Charter of the Company (consisting of the Articles of Incorporation of the Company as amended and restated to the date hereof and on file with the Maryland State Department of Assessments and Taxation), the Bylaws of the Company, such records of corporate proceedings of the Company as we deem appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

     Based upon the foregoing, we are of the opinion that, when specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Resolution") and when issued as described in a Prospectus Supplement that is consistent with the Authorizing Resolution, and in the case of Debt Securities consistent with the Indenture relating thereto (the "Indenture"), and upon receipt by the Company of the



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Burnham Pacific Properties, Inc.
July 11, 1997
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consideration provided for in the Authorizing Resolution (which consideration is not less than the $.01 par value per share in the case of Common Stock or Preferred Stock), the Common Stock or Preferred Stock issued pursuant to the Authorizing Resolution will be legally issued, fully paid and nonassessable, and the Debt Securities issued pursuant to the Authorizing Resolution and the Indenture will be legally issued, fully paid and nonassessable and binding obligations of the Company.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.




                                             Very truly yours,

                                             /s/Goodwin, Procter & Hoar  LLP
                                             ----------------------------------
                                             Goodwin, Procter & Hoar  LLP